                                                                      Exhibit 20

                             SECOND AMENDMENT TO THE
                               ASA HOLDINGS, INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                  THIS SECOND AMENDMENT TO THE ASA HOLDINGS, INC.
SUPPLEMENTAL RETIREMENT PLAN (the "Plan") is made and entered into by ASA Holdings, Inc. (the "Company").
                                   WITNESSETH:

                  WHEREAS, Section 7.6 of the Plan provides for the right of the Company to amend the Plan from time to time; and

                  WHEREAS, the Company's Board of Directors has approved this amendment of the Plan and has authorized this amendment to be executed by any proper officer of the Company.

                  NOW, THEREFORE, the Plan is hereby amended as follows:


                  The third paragraph of Section 6.1 of the Plan is hereby amended in its entirety to read as follows:

                  For purposes of this Plan, "Change in Control" means any one or more of the following events:

                  (i) acquisition of at least twenty-five percent (25%) of the voting stock of the Company by any single entity or group other than Delta Air Lines, Inc. or a subsidiary thereof, the Company, a subsidiary or an employee benefit plan (or trust forming a part thereof) maintained by the Company or a subsidiary,

                  (ii) ownership of more than fifty percent (50%) of the voting stock of the Company by Delta Air Lines, Inc. or a subsidiary thereof,

                  (iii) individuals who constitute the Board on February 14, 1999 (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to February 14, 1999, whose election or nomination for election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purpose of this clause, considered as though such person were a member of the Incumbent Board; provided, however, that no
                                                   --------  -------
                  individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board,

                  (iv) the sale or disposition of all or substantially all of the assets of the Company,

                  (v) consummation of a reorganization, merger or consolidation or similar form of corporate transaction involving the Company, unless, immediately following such transaction more than 50% of the total voting power of the publicly traded corporation resulting from such transaction eligible to elect directors of such corporation would be represented by shares that were Company voting stock immediately prior to such transaction, and such voting power would be in substantially the same proportion as the voting power of such Company voting stock immediately prior to the transaction, or

                  (vi) approval by the Board of any tender offer for shares of voting stock of the Company.

                  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company voting stock as a result of the acquisition of Company voting stock by the Company which reduces the number of Company voting stock outstanding; provided, that if after such acquisition by
                                     --------  ----
                  the Company such person becomes the beneficial owner of additional Company voting stock that increases the percentage of outstanding Company voting stock beneficially owned by such person, a Change in Control of the Company shall then occur.

                  IN WITNESS WHEREOF, ASA Holdings, Inc. has caused this Second Amendment to the Plan to be executed by its duly authorized officer this ____ day of February 1999.

                                         EMPLOYER:
                                         ASA HOLDINGS, INC.


                                         By: /s/ Authorized Officer
                                            ----------------------------
                                         Title: (signature illegible)
                                               -------------------------